         EX-99.B(h)reimb

Waddell & Reed Investment Management Company
Waddell & Reed Services Company
6300 Lamar Avenue
P.O. Box 29217
Shawnee Mission, Kansas 66201-9217

April 28, 2006

Board of Directors of Waddell & Reed InvestEd Portfolios, Inc.
6300 Lamar Avenue
P.O. Box 29217
Shawnee Mission, Kansas 66201-9217

Ladies and Gentlemen:

As you know, Waddell & Reed InvestEd Growth Portfolio, Waddell & Reed InvestEd Balanced Portfolio and Waddell & Reed Conservative Portfolio (each, a "Portfolio") are series of Waddell & Reed InvestEd Portfolios, Inc., a Maryland corporation ("Company"). Waddell & Reed Investment Management Company ("WRIMCO") serves as the Company's investment manager pursuant to an Investment Management Agreement under which no management fees are payable by the Company to WRIMCO for its services. Waddell & Reed Services Company ("WRSCO") serves as administrative and shareholder servicing agent to the Company pursuant to an Administration and Shareholder Servicing Agreement and also serves as accounting services agent to the Company pursuant to an Accounting Services Agreement under both of which Agreements no fees or other compensation is payable by the Company to WRSCO. Waddell & Reed, Inc. ("W&R") serves as the Company's principal underwriter pursuant to an Underwriting Agreement. The Company has adopted a Distribution and Service Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("12b-1 Plan") under which each Portfolio pays fees as compensation to W&R for its services under the 12b-1 Plan.

This letter memorializes our agreement, effective January 1, 2006, pursuant to which WRIMCO shall reimburse each Portfolio for all of the expenses that the Portfolio would otherwise pay, other than the fees payable by the Portfolio under its 12b-1 Plan.

The arrangement described herein is a contractual commitment and may not be altered without the prior approval of the Company's Board of Directors. WRIMCO has no right to reimbursement from any Portfolio of expenses borne by WRIMCO pursuant to this arrangement.

Very truly yours,

Waddell & Reed Investment Management Company

/s/Henry J. Herrmann
Henry J. Herrmann
President